Exhibit 4.11

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
As of December 31, 2023, United States Cellular Corporation has four classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our Common Stock; (2) our 6.25% Senior Notes due 2069; (3) our 5.50% Senior Notes due March 2070; and (4) our 5.50% Senior Notes due June 2070.
Description of Common Stock
The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Restated Bylaws, as amended (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of Delaware General Corporation Law, as amended, for additional information.
Authorized Capital Shares
Our authorized capital shares consist of 140,000,000 shares of common stock, $1.00 par value per share (“Common Stock”), 50,000,000 shares of series A common stock, $1.00 par value per share (“Series A Stock”), 5,000,000 shares of preferred stock, $1.00 par value per share (“Preferred Stock”). The outstanding shares of our Common Stock are fully paid and nonassessable.
Voting Rights
The holders of Common Stock have one vote per share and the holders of Series A Stock have ten votes per share. In the election of directors, holders of Common Stock vote in the election of 25% of the total number of directors for the UScellular Board of Directors rounded up to the next whole number. The holders of Series A Stock elect the remaining directors. If the number of Series A Stock issued and outstanding at any time falls below 12.5% of the number of outstanding shares of Common Stock, because of the conversion of Series A Common Stock into Common Stock or otherwise, the holders of Series A Stock would lose the right to vote as a separate class, and thereafter, the holders of Series A Stock, with ten votes per share, and the holders of Common Stock, with one vote per share, would vote as a single class in the election of all directors.
In addition, Telephone and Data Systems, Inc. (“TDS”) controls a majority of the voting power of UScellular through its ownership of 100% of the issued and outstanding Series A Stock and approximately 70% of the issued and outstanding Common Stock. In general, only the affirmative vote of TDS will be required to amend the UScellular Restated Certificate of Incorporation, approve the sale of substantially all of the assets of UScellular, approve the dissolution of UScellular or approve any other matter required to be voted on by shareholders, except as required under the UScellular Restated Certificate of Incorporation or the Delaware General Corporation Law.
Our Common Stock does not have cumulative voting rights.
Dividend Rights
The holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available for the payment of dividends.
Liquidation Rights
Holders of Common Stock and Series A Stock will share ratably in all assets legally available for distribution to our stockholders in the event of dissolution.
Other Rights and Preferences
Our Common Stock has no sinking fund provisions or preemptive, conversion or exchange rights.
Our Common Stock may be subject to redemption if, in the judgment of the Board such action is necessary to prevent the loss or secure the reinstatement of any license of franchise from any governmental agency held by UScellular or any of its subsidiaries. The redemption price is the lesser of the fair market value of such Common Stock or the purchase price if held by a “disqualified holder” as described in Section J of Article IV and Article IX of the Certificate of Incorporation.
Holders of Common Stock may act by written consent if shares representing not less than the minimum voting power of the shares that would be necessary to authorize or take such action at a meeting at which all shares of capital stock of UScellular entitled to vote thereon were present and voted.

Limitation of Liability
Our Certificate of Incorporation provides that, to the full extent authorized by the Delaware General Corporation Law, directors of UScellular will not be personally liable to the UScellular or its shareholders for monetary damages for breach of fiduciary duty as a director.
Listing
The Common Stock is traded on The New York Stock Exchange under the trading symbol “USM.”

Description of the Notes
The following description of our 6.25% Senior Notes due 2069 (the “2069 Notes”), our 5.50% Senior Notes due March 2070 (the “March 2070 Notes”), and our 5.50% Senior Notes due June 2070 (the “June 2070 Notes” and, together with our 2069 Notes, March 2070 Notes, the “notes”), is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Indenture for Senior Debt Securities between UScellular and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), formerly known as The Bank of New York Trust Company, N.A., as successor to BNY Midwest Trust Company dated June 1, 2002 (the “Base Indenture”), as supplemented in the case of the 2069 Notes by the ninth supplemental indenture dated August 12, 2020, as supplemented in the case of the March 2070 Notes by the tenth supplemental indenture dated December 2, 2020, and as supplemented in the case of the June 2070 Notes by the eleventh supplemental indenture dated May 17, 2021 (the Base Indenture, as supplemented by the ninth, tenth, and eleventh supplemental indentures, the “indenture”), which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit is a part. The 2069 Notes, the March 2070 Notes, and the June 2070 Notes are each traded on The New York Stock Exchange under the trading symbols of “UZD,” “UZE,” and “UZF,” respectively.
We encourage you to read the above referenced indenture, as supplemented, for additional information.

General
The following is a description of certain of the specific terms and conditions of the indenture supplements with respect to each of the notes.

The 2069 Notes were issued in an aggregate principal amount of $500,000,000, which remains the aggregate principal amount outstanding. The March 2070 Notes were issued in an aggregate principal amount of $500,000,000, which remains the aggregate principal amount outstanding. The June 2070 Notes were issued in an aggregate principal amount of $500,000,000, which remains the aggregate principal amount outstanding.
The notes are senior unsecured obligations and rank equally with our other unsecured and unsubordinated debt from time to time outstanding. However, in certain circumstances the notes may become effectively subordinated to the claims of the holders of certain other indebtedness of UScellular, of which approximately $544 million is outstanding as of December 31, 2023. This certain other indebtedness has the benefit of covenants limiting secured debt and sale and leaseback transactions similar to, but more restrictive than, the limitations on secured debt and sale and leaseback transactions of the notes. In the event USM incurs secured debt or enters into a sale and leaseback transaction that is excepted from the covenant protection provided to the holders of the notes but not the holders of this other indebtedness, the notes may become effectively subordinated to the claims of the holders of the other indebtedness up to the value of the assets subject to the lien or sale and leaseback transaction. In addition, because UScellular is a holding company which conducts substantially all of its operations through subsidiaries, the right of UScellular, and therefore, the right of creditors of UScellular, including the holders of the notes, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of UScellular itself as a creditor of the subsidiary may be recognized. As of December 31, 2023, our subsidiaries had approximately $153 million of other long-term debt.
The maturity date of the 2069 Notes is September 1, 2069. The maturity date of the March 2070 Notes is March 1, 2070. The maturity date of the June 2070 Notes is June 1, 2070.
The notes will be subject to legal defeasance and covenant defeasance as provided under the “Discharge, Defeasance and Covenant Defeasance” section set forth below.
The notes were issued in a form of one or more fully registered global securities, without coupons, in the name of a nominee of The Depository Trust Company (the “Depositary”), in denominations of $25.
UScellular may redeem the notes, in whole or in party, at any time at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. UScellular is not required to establish a sinking fund prior to redemption.
The Base Indenture does not limit the amount of debt securities that we may issue under the Base Indenture and provides that debt securities may be issued from time to time in one or more series.

Interest and Principal
The 2069 Notes bear interest at a fixed rate of 6.25% per annum and interest is paid quarterly on March 1, June 1, September 1 and December 1 of each year until maturity. The March 2070 Notes bear interest at a fixed rate of 5.50% per annum and interest is paid quarterly on March 1, June 1, September 1 and December 1 of each year until maturity. The June 2070 Notes bear interest at a fixed rate of 5.50% per annum and interest is paid quarterly on March 1, June 1, September 1 and December 1 of each year until maturity.Each of the above dates is referred to as an “interest payment date”. We will pay interest on the notes to the persons in whose names the notes are registered at the close of business on the day immediately preceding the related interest payment date. Interest on the notes will be computed on the basis of twelve 30-day months and a 360-day year. If any interest payment date falls on a Saturday, Sunday, legal holiday or a day on which banking institutions in the City of New York are authorized by law to close, then payment of interest will be made on the next succeeding business day and no additional interest will accrue because of the delayed payment, except that, if such business day is in the next succeeding calendar year, such payment will be made on the immediately preceding business day, with the same force and effect as if made on such date.
Optional Redemption
At any time prior to the maturity date of the notes, we will have the right at our option to redeem the notes, in whole or in part, at any time or from time to time, on at least 30 days’ but not more than 60 days’ prior notice, at a redemption price, calculated by us, equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. The notes are not subject to any sinking fund provision.
Book-Entry and Settlement
The notes were issued in book-entry form through the facilities of the Depositary. Book-entry debt securities represented by a global security are not be exchangeable for certificated notes and will not otherwise be issuable as certificated notes.
Beneficial interests in the global securities are represented, and transfers of such beneficial interest are effected, through accounts of the Depositary acting on behalf of beneficial owners as direct or indirect participants.
Beneficial interests in the global securities will be shown on, and transfers of beneficial interests in the global securities are made only through, records maintained by the Depositary.
So long as the Depositary or its nominee is the registered owner of the global security, the Depositary or its nominee will be considered the sole owner or holder of the notes represented by such global security for all purposes under the notes and the Base Indenture and supplemental indenture pursuant to which the notes were issued. Except as provided below or as we may otherwise agree in our sole discretion, owners of beneficial interests in a global security will not be entitled to have notes represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders thereof under the Base Indenture or supplemental indenture pursuant to which the notes were issued. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the Depositary and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the Base Indenture or supplemental indenture. Principal and interest payments on notes registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the global security representing such notes. None of UScellular, the Trustee, any paying agent or the registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such global security for such notes or for maintaining, supervising or reviewing any records relating to such beneficial interests.
Trustee, Paying Agents and Security Registrar
The Bank of New York Mellon Trust Company, N.A. is the trustee under the indentures governing the notes. The Trustee is a national banking association organized under and governed by the laws of the United States of America, and provides trust services and acts as indenture trustee for numerous corporate securities issuances, including for other series of debt securities of which we are the issuer. The Trustee is an affiliate of The Bank of New York Mellon Corp., which is one of a number of banks with which UScellular and its subsidiaries maintain ordinary banking relationships including, in certain cases, credit facilities. In connection therewith, we utilize or may utilize some of the banking and other services offered by The Bank of New York Mellon Corp. or its affiliates, including The Bank of New York Mellon Trust Company, N.A., in the normal course of business, including securities custody services.
Base Indenture Provisions:
Governing Law
The Base Indenture and the notes are governed by, and construed in accordance with, the laws of the State of Illinois.

Modification of the Indenture
With the Consent of Security holders. The Base Indenture contains provisions permitting UScellular and the Trustee, with the consent of the holders of not less than a majority in principal amount of debt securities of each series that are affected by the modification, to modify the Base Indenture or any supplemental indenture affecting that series or the rights of the holders of that series of debt securities.
However, no such modification, without the consent of the holder of each outstanding security affected thereby, may:
•extend the fixed maturity of any debt securities of any series;
•reduce the principal amount of any debt securities of any series;
•reduce the rate or extend the time of payment of interest on any debt securities of any series;
•reduce any premium payable upon the redemption of any debt securities of any series;
•reduce the amount of the principal of a discount security that would be due and payable upon a declaration of acceleration of the maturity of any debt securities of any series;
•reduce the percentage of holders of aggregate principal amount of debt securities which are required to consent to any such supplemental indenture; or
•reduce the percentage of holders of aggregate principal amount of debt securities which are required to waive any default and its consequences.
Without the Consent of Security holders. In addition, UScellular and the Trustee may execute, without the consent of any holder of debt securities, any supplemental indenture for certain other usual purposes, including:
•to evidence the succession of another person to UScellular or a successor to UScellular, and the assumption by any such successor of the covenants of UScellular contained in the Base Indenture or otherwise established with respect to the debt securities;
•to add to the covenants of UScellular further covenants, restrictions, conditions or provisions for the protection of the holders of the debt securities of all or any series, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions a default or an Event of Default, as described below, with respect to such series permitting the enforcement of all or any of the several remedies provided in the Indenture;
•to cure any ambiguity or to correct or supplement any provision contained in the Base Indenture or in any supplemental indenture which may be defective or inconsistent with any other provision contained in the Indenture or in any supplemental indenture, or to make such other provisions in regard to matters or questions arising under the Indenture as are not inconsistent with the provisions of the Base Indenture and will not adversely affect the rights of the holders of the notes of any series which are outstanding in any material respect;
•to change or eliminate any of the provisions of the Base Indenture or to add any new provision to the Base Indenture, except that such change, elimination or addition will become effective only as to debt securities issued pursuant to or subsequent to such supplemental indenture unless such change, elimination or addition does not adversely affect the rights of any security holder of outstanding debt securities in any material respect;
•to establish the form or terms of debt securities of any series as permitted by the Indenture;
•to add any additional Events of Default with respect to all or any series of outstanding debt securities;
•to add guarantees with respect to debt securities or to release a guarantor from guarantees in accordance with the terms of the applicable series of debt securities;
•to secure a series of debt securities by conveying, assigning, pledging or mortgaging property or assets to the Trustee as collateral security for such series of debt securities;
•to provide for uncertificated debt securities in addition to or in place of certificated debt securities;
•to provide for the authentication and delivery of bearer debt securities and coupons representing interest, if any, on such debt securities, and for the procedures for the registration, exchange and replacement of such debt securities, and for the giving of notice to, and the solicitation of the vote or consent of, the holders of such debt securities, and for any other matters incidental thereto;

•to evidence and provide for the acceptance of appointment by a separate or successor Trustee with respect to the debt securities and to add to or change any of the provisions of the Base Indenture as may be necessary to provide for or facilitate the administration of the trusts by more than one Trustee;
•to change any place or places where:
•the principal of and premium, if any, and interest, if any, on all or any series of debt securities will be payable,
•all or any series of debt securities may be surrendered for registration of transfer,
•all or any series of debt securities may be surrendered for exchange, and
•notices and demands to or upon UScellular in respect of all or any series of debt securities and the Base Indenture may be served, which must be located in New York, New York or be the principal office of UScellular;
•to provide for the payment by UScellular of additional amounts in respect of certain taxes imposed on certain holders and for the treatment of such additional amounts as interest and for all matters incidental thereto;
•to provide for the issuance of debt securities denominated in a currency other than dollars or in a composite currency and for all matters incidental thereto; or
•to comply with any requirements of the SEC or the Trust Indenture Act of 1939, as amended.
Consolidation, Merger and Sale of Assets
The Base Indenture does not contain any covenant that restricts our ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of our assets to any person, firm or corporation or otherwise engage in restructuring transactions.

Events of Default
The Base Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an ‘‘Event of Default’’ with respect to each series of debt securities:
•failure for 30 days to pay interest on debt securities of that series when due and payable; or
•failure for three business days to pay principal or premium, if any, on debt securities of that series when due and payable whether at maturity, upon redemption, pursuant to any sinking fund obligation, by declaration or otherwise; or
•failure by UScellular to observe or perform any other covenant (other than those specifically relating to another series) contained in the Indenture for 90 days after written notice to UScellular from the Trustee or the holders of at least 33% in principal amount of the outstanding debt securities of that series; or
•certain events involving bankruptcy, insolvency or reorganization of UScellular; or
•any other event of default provided for in a series of debt securities.
Except as may otherwise be set forth in a prospectus supplement, the Trustee or the holders of not less than 33% in aggregate outstanding principal amount of any particular series of debt securities may declare the principal due and payable immediately upon an Event of Default with respect to such series. Holders of a majority in aggregate outstanding principal amount of such series may annul any such declaration and waive the default with respect to such series if the default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Trustee.
The holders of a majority in aggregate outstanding principal amount of any series of debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for that series.
Subject to the provisions of the Base Indenture relating to the duties of the Trustee in case an Event of Default will occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Base Indenture at the request or direction of any of the holders of the debt securities, unless such holders will have offered to the Trustee indemnity satisfactory to it.
The holders of a majority in aggregate outstanding principal amount of any series of debt securities affected thereby may, on behalf of the holders of all debt securities of such series, waive any past default, except as discussed in the following paragraph.

The holders of a majority in aggregate outstanding principal amount of any series of debt securities affected thereby may not waive a default in the payment of principal, premium, if any, or interest when due otherwise than by
•acceleration, unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Trustee; or
•a call for redemption or any series of debt securities.
We are required to file annually with the trustee a certificate as to whether or not we are in compliance with all the conditions and covenants under the Base Indenture.

Discharge, Defeasance and Covenant Defeasance
Debt securities of any series may be defeased in accordance with their terms and, unless the supplemental indenture or company order establishing the terms of such series otherwise provides, as set forth below.
We at any time may terminate as to a series our obligations with respect to the debt securities of that series under any restrictive covenant which may be applicable to that particular series, commonly known as ‘‘covenant defeasance.’’ All of our other obligations would continue to be applicable to such series.
We at any time may also terminate as to a series substantially all of our obligations with respect to the debt securities of such series and the Base Indenture, commonly known as ‘‘legal defeasance.’’ However, in legal defeasance, certain of our obligations would not be terminated, including our obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a security, to replace destroyed, lost or stolen debt securities and to maintain agencies in respect of the debt securities.
We may exercise our legal defeasance option notwithstanding our prior exercise of any covenant defeasance option.
If we exercise a defeasance option, the particular series will not be accelerated because of an event that, prior to such defeasance, would have constituted an Event of Default.
To exercise either of our defeasance options as to a series, we must irrevocably deposit in trust with the Trustee or any paying agent money, certain eligible obligations as specified in the Base Indenture, or a combination thereof, in an amount sufficient to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the debt securities of such series that are outstanding.
Such defeasance or discharge may occur only if, among other things, we have delivered to the Trustee an opinion of counsel stating that:
•the holders of such debt securities will not recognize gain, loss or income for federal income tax purposes as a result of the satisfaction and discharge of the Base Indenture with respect to such series, and
•that such holders will realize gain, loss or income on such debt securities, including payments of interest thereon, in the same amounts and in the same manner and at the same time as would have been the case if such satisfaction and discharge had not occurred.
The amount of money and eligible obligations on deposit with the Trustee may not be sufficient to pay amounts due on the debt securities of that series at the time of an acceleration resulting from an Event of Default if:
•we exercise our option to effect a covenant defeasance with respect to the debt securities of any series, and
•the debt securities of that series are thereafter declared due and payable because of the occurrence of any Event of Default.

In such event, we would remain liable for such payments.